EXHIBIT 99.2

                                QUALIFIED OPTION

Number of Shares: ______
Date of Grant:  __________, 19_____

                             STOCK OPTION AGREEMENT

         Agreement made this __ day of _________________, 199__, between _________________ ("Optionee") and OnLine Power Supply, Inc. (formerly known as Online Entertainment, Inc.), a Nevada corporation (the "Company").

              1. GRANT OF OPTION. The Company, pursuant to the provisions of the Company's Incentive Stock Option Plan ("Plan"), attached hereto, hereby grants to the Optionee, subject to the terms and conditions set forth or incorporated herein, an Option to purchase from the Company all or any part of an aggregate of __________ Common Shares, at the purchase price of $________ per Share. The provisions of the Plan governing the terms and conditions of the Option granted hereby are incorporated herein by reference.

              In the event of any conflict between this Agreement and the Plan, the Plan shall control.

              2. EXERCISE. This Option shall be exercisable in whole or in part (in multiples of 100 Shares, unless for the balance of this Option) on or before ______________, 200___

              This Option shall be exercisable by delivery to the Company of a notice of election to exercise, in the form attached hereto, specifying the number of Shares to be purchased and accompanied by payment of the full purchase price. A copy of this Stock Option Agreement shall also be delivered to the Company along with the notice of election of exercise, for the Company's endorsement of exercise on Schedule I and return to the Optionee for his or her records.

         ONLINE POWER SUPPLY, INC.

         -----------------------------
         (Name of officer)     (Date)



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                         ATTACHMENT TO QUALIFIED OPTION

(Suggested form of letter to be used for notification of election to exercise. Please do not use this page, but follow this form in a separately typed letter.)

                            Date _____________, 200__

OnLine Power Supply, Inc.
[address]


              In accordance with Paragraph 2 of the Stock Option Agreement evidencing the Option granted to me on ________ __, ____, I hereby elect to exercise this Option to the extent of__________ Common Shares, by (circle method used):

         1. A cashier's check, certified check, bank draft, or money order payable to order of the Company in an amount equal to the option price; or

         2. My notice to the Company that I intend to exercise in an "immaculate" or "cashless" manner. Please consider my Option exercised to the extent of ______ Common Shares which I am purchasing. Please keep that number of Common Shares underlying the Option which equals (x) the aggregate purchase price of the Common Shares I am purchasing, divided by (y) the Fair Market Value per share on the date you receive this notice of exercise, and issue me a certificate for the number of Common Shares equal to the difference between what I am purchasing and the number of shares you are to keep.

         When the certificate for Common Shares which I have elected to purchase has been issued, please deliver it to me, along with my endorsed Stock Option Agreement, in the event there remains an unexercised balance of Shares under the Option, at the following address:


                        ----------------------------
                        ----------------------------
                        ----------------------------

                             Very truly yours,

                             ------------------------------
                             Optionee Signature

                             Print Name: _____________________________


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                                   SCHEDULE I

                                             Unexercised        Issuing
            Shares          Payment             Shares          Officer
Date       Purchased        Received          Remaining         Initials


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